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                                                                      EXHIBIT 99

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                           OCWEN FINANCIAL CORPORATION
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FOR IMMEDIATE RELEASE           FOR FURTHER INFORMATION, CONTACT:
                                A. RICHARD HURWITZ
                                VP, CORPORATE COMMUNICATIONS & MARKETING
                                T: (561) 682-8575
                                F: (561) 682-8177  or E-mail: rhurwitz@ocwen.com


                           OCWEN FINANCIAL CORPORATION
                       PROPOSES BUSINESS COMBINATION WITH
                          OCWEN ASSET INVESTMENT CORP.
                     AND ANNOUNCES SHARE REPURCHASE PROGRAM

WEST PALM BEACH, FL - (April 16, 1999) Ocwen Financial Corporation (NYSE: OCN) announced today that it has proposed to the Board of Directors of Ocwen Asset Investment Corp., a publicly traded REIT (NYSE: OAC), the possible business combination between Ocwen Financial and Ocwen Asset Investment Corp. In addition, Ocwen Financial announced that its Board of Directors has authorized a share repurchase program of up to six million of its issued and outstanding shares of common stock.

PROPOSAL TERMS

Under Ocwen Financial's proposal, a newly formed subsidiary would merge into OAC in a taxable transaction, and each outstanding share of common stock of OAC
(other than those owned by Ocwen Financial or its subsidiaries) would be converted at a fixed ratio into 0.57 shares of common stock of Ocwen Financial. This exchange ratio represents an approximately 30 percent premium to the closing price of $4.00 for the OAC common stock on the New York Stock Exchange on April 15, 1999, based on the closing price of $9.125 for the Ocwen Financial common stock on the New York Stock Exchange on that date. Ocwen Financial's proposal requires OAC to pay its final 1998 dividend (which has been deferred by the Board of Directors of OAC and is expected to range from $14.6 million, or $0.77 per share, to $16.1 million, or $0.85 per share) prior to the consummation of the proposed transaction between Ocwen Financial and OAC. There can be no assurance, however, as to whether or when that dividend will actually be paid. Ocwen Financial's proposal is subject to, among other things, the satisfactory negotiation of final terms of an acquisition agreement. There can be no assurance that the parties will agree to final terms or that any possible business combination will be consummated.

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William C.  Erbey,  Chairman  and Chief  Executive  Officer of Ocwen  Financial,
stated, "We believe that the transaction will maximize value to both the Ocwen Financial and OAC shareholders."

OAC's Board of Directors has announced its intention to appoint a Special Committee consisting of three independent directors to consider Ocwen Financial's proposal. In addition, consummation of Ocwen Financial's proposal would be subject to approval by the OAC shareholders. As a result, OAC has announced the postponement of its 1999 Annual Meeting of Shareholders, originally scheduled to take place on May 12, 1999.

OAC has approximately 18,965,000 shares of common stock outstanding, of which Ocwen Financial and certain of its subsidiaries and officers hold 1,653,300, or approximately 8.7 percent. In addition, OAC has outstanding $143.0 million aggregate principal amount of 11 1/2% Redeemable Notes due 2005, which contain change of control provisions that require OAC under certain circumstances to repurchase all outstanding Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. Ocwen Financial does not believe that consummation of the proposed transaction between Ocwen Financial and OAC described above would trigger OAC's obligation to repurchase these Notes.

A wholly-owned subsidiary of Ocwen Financial is the manager of OAC, and one director and one executive officer of Ocwen Financial are members of the Board of Directors of OAC.

STOCK REPURCHASE PROGRAM

Ocwen Financial's Board of Directors has authorized the repurchase of up to six million of its issued and outstanding shares of common stock. Any such purchases will be at times, at prices per share, in amounts, and through solicited or unsolicited transactions in the open market, on the New York Stock Exchange or in privately negotiated transactions, in each case as Ocwen Financial deems appropriate depending on the availability of excess liquidity, market conditions, corporate requirements, and applicable securities laws. No limit has been placed on the duration of the stock repurchase program, and Ocwen Financial reserves the right to discontinue the repurchase program at any time. Ocwen Financial specifically disclaims any obligation to make further announcements regarding the program's status.

Ocwen Financial Corporation is a $3.3 billion financial institution headquartered in West Palm Beach, Florida. The Company's primary businesses are the acquisition, servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.

CERTAIN STATEMENTS CONTAINED HEREIN ARE NOT BASED ON HISTORICAL FACTS AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY REFERENCE TO A FUTURE PERIOD(S) OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "ANTICIPATE," "ESTIMATE," "EXPECT," "WILL," OR FUTURE OR CONDITIONAL VERB TENSES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH STATEMENTS DUE TO RISKS, UNCERTAINTIES AND CHANGES WITH RESPECT TO A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, OAC'S RESPONSE TO OCWEN FINANCIAL'S PROPOSAL TO OAC, THE RESULTS OF ANY NEGOTIATIONS BETWEEN OCWEN FINANCIAL AND OAC, ANY COMPETING PROPOSALS FROM THIRD PARTIES, THE ABILITY OF OCWEN FINANCIAL AND OAC TO CONSUMMATE ANY POSSIBLE BUSINESS COMBINATION TO WHICH THE PARTIES AGREE AND THE MARKET PRICES OF THE COMMON STOCK OF OCWEN FINANCIAL AND OAC. FOR ADDITIONAL FACTORS THAT MAY IMPACT FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT OR OTHER FORWARD-LOOKING STATEMENTS MADE BY OCWEN FINANCIAL FROM TIME TO TIME, PLEASE REFER TO EXHIBIT 99.1 TO OCWEN FINANCIAL'S MOST RECENT ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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